Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Virtusa Corporation and Subsidiaries:

We consent to the incorporation by reference in the registration statement on Form S-8 of Virtusa Corporation and Subsidiaries (the Company) of our reports dated May 23, 2014, with respect to the consolidated balance sheets of Virtusa Corporation and Subsidiaries as of March 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended March 31, 2014, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of March 31, 2014, which reports appear in the March 31, 2014 annual report on Form 10-K of Virtusa Corporation and Subsidiaries.

Our report dated May 23, 2014, on the effectiveness of internal control over financial reporting as of March 31, 2014, contains an explanatory paragraph that states management excluded from its assessment of the effectiveness of Virtusa Corporation and Subsidiaries’ internal control over financial reporting as of March 31, 2014, the TradeTech Group’s internal control over financial reporting associated with 6.1% of total assets and 0.9% of total revenues included in the consolidated financial statements of the Company as of and for the year ended March 31, 2014. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of the TradeTech Group.

/s/ KPMG LLP

Boston, Massachusetts
May 23, 2014